Exhibit 23.5

CONSENT OF NOMINEE FOR DIRECTOR

I hereby consent to being named as a person who will become a director of Chesapeake Midstream GP, L.L.C., a Delaware limited liability company and the general partner of Chesapeake Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-1 (File No. 333-164905), as amended (the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission, to the disclosure under the caption “Management” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: July 20, 2010

By:	/s/ Philip L. Frederickson
Name:	Philip L. Frederickson